EXHIBIT 99.1

PAB Bankshares, Inc. Announces Termination of Board Resolution with Regulators and Third Quarter 2003 Dividend

VALDOSTA, Ga., Aug. 29, 2003 (PRIMEZONE) -- The Board of Directors for PAB Bankshares, Inc. (AMEX:PAB) and its subsidiary, The Park Avenue Bank, of Valdosta, Georgia, announced the termination of a Resolution with the Company's regulatory agencies. At the request of the Federal Reserve Bank of Atlanta, the Board adopted this Resolution on May 20, 2002 to address weaknesses identified by the examiners in the bank's asset quality and credit administration.

"We are relieved that the examiners have released us from this Resolution. For the Federal Reserve to have concluded that we have adequately addressed their concerns within a fifteen-month period speaks volumes as to the quality of the people we have working for this organization," stated Michael E. Ricketson, President and Chief Executive Officer.

In other news, the Board of Directors announced a quarterly dividend of $.05 per share to be payable on October 15, 2003 to the stockholders of record on September 30, 2003. This dividend is an increase over the $.03 per share paid for each of the first two quarters of 2003.

The Company operates 17 banking offices in Georgia and Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company and the products and services available through its subsidiary bank is available on the Internet at www.pabbankshares.com.

CONTACT:
PAB Bankshares, Inc.
Michael E. Ricketson, President & CEO
Jay Torbert, Executive Vice-President & CFO
229-241-2775